UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 18, 2017

NANTKWEST, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3530 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

(805) 633-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On September 18, 2017, Richard Kusserow resigned from the board of directors (the “Board”) of NantKwest, Inc. (the “Company”) effective immediately. The Board will continue to qualify as “independent” under NASDAQ listing standards following his resignation. Mr. Kusserow’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director

On September 18, 2017, the Board appointed Frederick W. Driscoll to the Board, effective immediately, with a term expiring at the Company’s 2018 annual meeting of stockholders. Mr. Driscoll will also serve on the audit committee of the Board.

Since 2013, Mr. Driscoll, age 66, has served as Chief Financial Officer at Flexion Therapeutics, Inc., a publicly traded specialty pharmaceutical company. Prior to Flexion, he was Chief Financial Officer at Novavax, Inc., a publicly traded biopharmaceutical company, from 2009 to 2013. From 2008 to 2009, Mr. Driscoll served as Chief Executive Officer of Genelabs Technologies, Inc., a publicly traded biopharmaceutical and diagnostics company later acquired by GlaxoSmithKline. He previously served as Genelabs’ Chief Financial Officer from 2007 to 2008. From 2000 to 2006, Mr. Driscoll served as Chief Executive Officer at OXiGENE, Inc., a biopharmaceutical company. Mr. Driscoll has also served as Chairman of the Board and Audit Committee Chair at OXiGENE and as a member of the Audit Committee for Cynapsus Therapeutics, Inc., which was sold to Sunovion Pharmaceuticals in 2016. Mr. Driscoll earned a Bachelor’s degree in accounting and finance from Bentley University.

In accordance with the Company’s outside director compensation policy (the “Outside Director Compensation Policy”), Mr. Driscoll was granted a restricted stock unit award (the “RSU”) on September 18, 2017 with a value of $325,000, vesting monthly over a three year period, in each case subject to Mr. Driscoll’s continued service to the Company. The RSU is subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and the related RSU agreement. Mr. Driscoll will also be eligible for equity award grants on the same terms as other non-employee members of the Board, including an annual grant of RSUs for continuing directors with a value of $100,000, vesting on the 1 year anniversary of the grant, provided that such non-employee director continues to serve as a service provider through the applicable vesting date.

Furthermore, Mr. Driscoll is entitled to receive cash compensation in accordance with the terms and conditions of the Company’s Outside Director Compensation Policy. Under the Outside Director Compensation Policy, each non-employee director receives cash compensation of $50,000 annually for service as a Board member; $10,000 per year additionally for service as an audit committee member; $7,500 per year additionally for service as a member of the other committees; $10,000 per year additionally for service as chairman of the audit committee; and $7,500 per year additionally for service as chairman of the other committees. We will also reimburse Mr. Driscoll for all reasonable expenses in connection with his services to us.

Mr. Driscoll executed the Company’s standard form of indemnification agreement, which form has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333- 205124) filed with the Securities and Exchange Commission on June 19, 2015, and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Mr. Driscoll and any other persons pursuant to which Mr. Driscoll was selected as a director. In addition, Mr. Driscoll is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANTKWEST, INC.

By:	/s/ Richard J. Tajak
Richard J. Tajak Chief Financial Officer

Date: September 22, 2017